UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ABEONA THERAPEUTICS INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

ABEONA THERAPEUTICS INC.
3333 Lee Parkway, Suite 600
Dallas, Texas 75219
(214) 665-9495

April 7, 2016

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Abeona Therapeutics Inc. (the “Company”) to be held on Thursday, May 12, 2016 at 10:00 a.m., local time, at the New York offices of Morgan, Lewis & Bockius LLP, 399 Park Avenue, 21st Floor, New York, New York 10022, (212) 705-7000.

The Notice of Annual Meeting and the proxy statement that follow describe the business to be considered and acted upon by stockholders of the Company at the Annual Meeting. Please carefully review the information contained in the proxy statement.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS VERY IMPORTANT THAT YOU MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AT THAT TIME BY REQUESTING THE RIGHT TO VOTE IN PERSON. YOU MAY ALSO REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS EXERCISED BY VOTING IN PERSON AT THE ANNUAL MEETING, BY SUBMITTING ANOTHER PROXY BEARING A LATER DATE OR BY GIVING NOTICE IN WRITING TO OUR SECRETARY NOT LATER THAN THE DAY PRIOR TO THE ANNUAL MEETING.

Sincerely,

Steven H. Rouhandeh
Executive Chairman

ABEONA THERAPEUTICS INC.
3333 Lee Parkway, Suite 600
Dallas, Texas 75219
(214) 665-9495

                            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                                to be held on Thursday, May 12, 2016

PLEASE TAKE NOTICE that the Annual Meeting of Stockholders (the “Meeting”) of Abeona Therapeutics Inc. (the “Company”) will be held at the offices of Morgan, Lewis & Bockius LLP, 399 Park Avenue, 21st Floor, New York, New York 10022, on Thursday, May 12, 2016, at 10:00 a.m., local time, for the following purposes:

1.	To elect three Class 3 Directors to hold office for a term of three years and until their successors are elected and qualified.
2.	To consider an advisory vote on the compensation of the Company’s named executive officers.
3.	To consider an advisory vote on the frequency of future advisory votes on the compensation of the Company’s named executive officers.
4.	To amend the Company’s 2015 Equity Incentive Plan to increase the number of shares of common stock reserved for issuance thereunder.
5.	To ratify the appointment of Whitley Penn LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.
6.	To transact such other business as may properly come before the Meeting or any postponements or adjournments thereof.

The Board of Directors has fixed the close of business on Wednesday, March 23, 2016, as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Meeting and any adjournment or postponement thereof. Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the Meeting. A complete list of stockholders entitled to vote at the Meeting will be available for inspection by stockholders during normal business hours, during the ten days prior to the Meeting as well as at the Meeting.

Information relating to the proposals described above is set forth in the accompanying proxy statement. Please carefully review the proxy statement, which is accompanied by our annual report for the fiscal year ended December 31, 2015.

Stockholders are cordially invited to attend the Meeting in person. YOUR VOTE IS IMPORTANT. If you do not expect to attend the Meeting, or if you do plan to attend but wish to vote by proxy, please complete, date, sign and mail the enclosed proxy card in the return envelope provided addressed to Abeona Therapeutics Inc., c/o American Stock Transfer & Trust Company, 40 Wall Street, 46th Floor, New York, New York 10005. Proxies will also be accepted by transmission of a facsimile provided that such facsimile contains sufficient information from which it can be determined that the transmission was authorized by the stockholder delivering such proxy. American Stock Transfer & Trust Company’s fax number is (718) 234-2287.

By Order of the Board of Directors,

Steven H. Rouhandeh
Executive Chairman

Dallas, Texas
April 7, 2016

i

ABEONA THERAPEUTICS INC.
3333 Lee Parkway, Suite 600
Dallas, Texas 75219
(214) 665-9495

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To Be Held On Thursday, May 12, 2016

This proxy statement is furnished by Abeona Therapeutics Inc., a Delaware corporation (“we”, “Abeona” or the “Company”), to holders of its common stock, par value $.01 per share (“Common Stock”), in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at our Annual Meeting of Stockholders (the “Meeting”), and at any and all adjournments or postponements thereof. The Meeting will be held on Thursday, May 12, 2016 at 10:00 a.m., local time, at the offices of Morgan, Lewis & Bockius LLP, 399 Park Avenue, 21st Floor, New York, New York 10022. This proxy statement and the accompanying form of proxy is first being sent to holders of Common Stock on or about April 7, 2016. Our mailing address and the location of our principal executive offices is 3333 Lee Parkway, Suite 600, Dallas, Texas 75219. Our telephone number is (214) 665-9495. The purposes of the Meeting are set forth in the Notice of Annual Meeting of Stockholders which accompanies this proxy statement.

A stockholder signing and returning the enclosed proxy may revoke it at any time before it is exercised by voting in person at the Meeting, by submitting another proxy bearing a later date or by giving notice in writing to our Secretary not later than the day prior to the Meeting. All proxies returned prior to the Meeting will be voted in accordance with instructions contained therein or, if no choice is specified for one or more proposals the shares represented by such proxy will be voted “For” such proposals and in the discretion of the named proxies with respect to any other matters which may properly come before the Meeting.

A stockholder may designate a person or persons other than those persons designated on the form of proxy to act as the stockholder’s proxy by striking out the name(s) appearing on the proxy card, inserting the name(s) of another person(s) and delivering the signed card to that person(s). The person(s) designated by the stockholder must present the signed proxy card at the meeting in order for the shares to be voted.

Where the stockholder is not the record holder, such as where the shares are held through a broker, nominee, fiduciary or other custodian, the stockholder must provide voting instructions to the record holder of the shares in accordance with the record holder’s requirements in order to ensure that the shares are properly voted.

At the close of business on March 23, 2016, the record date for the Meeting (the “Record Date”), the number of our issued and outstanding shares of Common Stock entitled to vote was 32,743,013. Each share of Common Stock entitles the holder to one vote with respect to all matters submitted to stockholders at the Meeting.

A complete list of Company stockholders entitled to vote at the Meeting will be available at our principal executive offices, during normal business hours, at least ten days prior to the Meeting. Our by-laws require that a majority of the shares entitled to vote, present in person or by proxy, constitute a quorum for the conduct of business at the Meeting. Abstentions and broker non-votes are counted as present for purposes of determining whether a quorum is present. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. We believe that nominees do not have discretionary voting power with respect to the election of directors (Proposal 1), votes on the compensation of directors (Proposal 2), votes on the frequency of votes on the compensation of directors (Proposal 3), or amendments to the Company’s equity plan (Proposal 4). We believe that nominees do have discretionary voting power with respect to the ratification of the appointment of our independent registered public accounting firm (Proposal 5).

Stockholders have the right to vote cumulatively for the election of Directors. This means that in voting at the Meeting, each stockholder, or his or her proxy, may multiply the number of his or her shares by three (the number of directors to be elected) and then vote the resulting total number of shares for a single nominee, or distribute such votes on the ballot among the three nominees desired. The proxies submitted to the Board in response to this solicitation may, at the discretion of the proxy holder, cumulate the votes of the shares the proxies represent. However, the Board requires any stockholder otherwise electing to exercise his or her cumulative voting rights, if voting in person, to so indicate prior to the beginning of the Meeting, or if voting by proxy given to someone other than those designated by the Board, in the solicitation to so indicate on said proxy.

For Proposal 1, directors will be elected by a plurality of shares present in person or represented by proxy at the Meeting, which means that the two individuals receiving the highest number of “For” votes will be elected director. Abstentions will have no effect on the voting results of Proposal 1.

For Proposal 2, the compensation of the Company’s named executive officers will be approved on an advisory basis upon the affirmative vote of a majority of the outstanding shares of Common Stock present in person or by proxy at the meeting and entitled to vote on the proposal, which means that abstentions will have the effect of a vote “Against” such proposal and broker non-votes will have no effect on the voting on such proposal.

For Proposal 3, stockholders may vote their shares concerning the frequency of advisory votes on the compensation of the Company’s named executive officers by selecting from among four choices (every one, two or three years, or abstain). Abstentions and broker non-votes will have no effect on the voting results of Proposal 3. The frequency choice that receives the greatest number of votes will be viewed as the advisory vote on this matter.

For Proposal 4, amendment of our equity incentive plan to increase the number of shares available for issuance under the plan from 5,000,000 to 8,000,000 shares of Common Stock will be approved upon the affirmative vote of a majority of shares of Common Stock voting present in person or by proxy at the Meeting and entitled to vote on the proposal. Abstentions will have the effect of a vote “Against” such proposal and broker non-votes will have no effect on the voting on such proposal.

For Proposal 5, ratification of our independent public accountant will be approved upon the affirmative vote of a majority of shares of Common Stock present in person or by proxy at the Meeting and entitled to vote on the proposal. Abstentions will have the effect of a vote “Against” such proposal and broker non-votes will have no effect on the voting on such proposal.

All expenses in connection with solicitation of proxies will be borne by us. We will also request brokers, dealers, banks and voting trustees, and their nominees, to make available this proxy statement, the accompanying form of proxy and our annual report for the fiscal year ended December 31, 2015 to beneficial owners and will reimburse them for their expenses in forwarding these materials. We expect to solicit proxies primarily by mail, but our directors, officers and employees may also solicit in person, by telephone, email or by fax.

The Board does not know of any matters that will be brought before the Meeting other than those matters specifically set forth in the Notice of Annual Meeting. However, if any other matter properly comes before the Meeting, it is intended that the persons named in the enclosed form of proxy, or their substitutes acting thereunder, will vote on such matter in accordance with the recommendations of the Board, or, if no such recommendations are made, in accordance with their best judgment.

This proxy statement should be read together with our annual report for the fiscal year ended December 31, 2015, including the financial statements and management’s discussion and analysis of financial condition and results of operations contained therein.

Corporate Governance Matters

Pursuant to the Delaware General Corporation Law and our by-laws, as amended, our business, property and affairs are managed by or under the direction of our Board of Directors. Members of the Board are kept informed of our business through discussions with our Executive Chairman and Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. The Board is currently comprised of seven directors. The Board meets during our fiscal year to review significant developments affecting us and to act on matters requiring Board approval.

The Board has adopted a number of corporate governance documents, including charters for its Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, corporate governance guidelines, a code of business conduct and ethics for employees, executive officers and directors (including its principal executive officer and principal accounting officer) and a whistleblower policy regarding the treatment of complaints on accounting, internal accounting controls and auditing matters. All of these documents are available on our website at www.abeonatherapeutics.com under the heading “Investor Relations,” and a copy of any such document may be obtained, without charge, upon written request to the Company, c/o Investor Relations, 3333 Lee Parkway, Suite 600, Dallas, Texas, 75219.

Stockholder Communications with the Board

The Board has established a process for stockholders to send communications to it. Stockholders may send written communications to the Board or individual directors to Abeona Therapeutics Inc., Board of Directors, c/o Executive Chairman, 3333 Lee Parkway, Suite 600, Dallas, Texas 75219. Stockholders also may send communications via email to alucca@abeonatherapeutics.com with the notation “Attention: Executive Chairman” in the subject field. All communications will be reviewed by the Executive Chairman of the Company, who will determine whether such communications are relevant and for a proper purpose and appropriate for Board review and, if applicable, submit such communications to the Board on a periodic basis.

Director Independence

We are listed on NASDAQ Capital Market (“NASDAQ”) and follow NASDAQ rules and regulations governing director independence. The Board has determined that each of Dr. Ahn, Mr. Alvino, Dr. Howell and Mr. Wider are independent under applicable NASDAQ rules.

Board Leadership Structure

The Board has no set policy with respect to the separation of the offices of Chairman and the Chief Executive Officer. Currently, Steven H. Rouhandeh serves as our Chairman of the Board and as Executive Chairman. There are currently no lead independent directors serving on the Board.

Our Board leadership structure is commonly utilized by other public companies in the United States, and we believe that it is effective for us. This leadership structure is appropriate for us given the size and scope of our business, the experience and active involvement of our independent directors, and our corporate governance practices, which include regular communication with and interaction between and among the Executive Chairman and the Chief Accounting Officer and the independent directors. Of the seven members of our Board, four are independent from management. At this time, we believe that having one person as Chairman and Executive Chairman and independent chairs for each of our Board committees provides the best form of leadership for us.

Board of Director’s Role in Risk Oversight

The Board is responsible for overseeing our management and operations, including overseeing our risk assessment and risk management functions. We believe that our directors provide effective oversight of risk management functions. On a regular basis we perform a risk review wherein the management team evaluates the risks we expect to face in the upcoming year and over a longer term horizon. From this risk assessment plans are developed to deal with the risks identified. The results of this risk assessment are provided to the Board for their consideration and review. In addition members of our management periodically present to the Board the strategies, issues and plans for the areas of our business for which they are responsible. While the Board oversees risk management, our management is responsible for day-to-day risk management processes. Additionally, the Board requires that management raise exceptional issues to the Board. We believe this division of responsibilities is the most effective approach for addressing the risks we face and that the Board leadership structure supports this approach.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics that applies to all of our directors, officers and employees. A copy of our Code of Business Conduct and Ethics is available on our website at www.abeonatherapeutics.com and print copies are available to any stockholder that requests a copy. Any amendment to the Code of Business Conduct and Ethics or any waiver of the Code of Business Conduct and Ethics will be disclosed on our website at www.abeonatherapeutics.com promptly following the date of such amendment or waiver.

Officers and Directors

Our certificate of incorporation and by-laws presently provide that our Board shall consist of three to fifteen members. The Board is currently comprised of seven directors. Our directors serve for a term of three years and until the respective election and qualification of their successors. Pursuant to our by-laws, our Chairman of the Board and our executive officers consisting of our president, treasurer and secretary are selected by the Board. Each of our executive officers is selected by the Board for a term of one year or until the executive officer’s successor is duly elected and qualified or until such executive officer’s resignation or removal. There is no family relationship among any of the directors or executive officers.

Our directors and executive officers are as follows:

Name	Age	Title
Steven H. Rouhandeh	59	Chairman of the Board and Executive Chairman*
Mark J. Ahn, Ph.D.	53	Vice Chairman of the Board
Timothy J. Miller	44	President and Chief Executive Officer and Director
Jeffrey B. Davis	53	Chief Operating Officer and Director*
Mark J. Alvino	48	Director
Stephen B. Howell, M.D.	71	Director
Todd Wider, M.D.	51	Director
Stephen B. Thompson	62	Vice President Finance Chief Accounting Officer, Treasurer, Secretary
Harrison G. Wehner	51	Chief Financial Officer

*	Appointed to the board of directors by SCO Capital Partners LLC (“SCO”) pursuant to a Director Designation Agreement between SCO and Abeona.

Committees of the Board of Directors

The Board established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of the committees of the Board acts pursuant to a separate written charter adopted by the Board.

The Audit Committee is currently comprised of Mr. Mark J. Alvino (Chairman) and Todd Wider, M.D. The Board has determined that Mr. Alvino is an “audit committee financial expert,” under applicable SEC rules and regulations. The Audit Committee’s responsibilities and duties are, among other things, to engage the independent auditors, review the audit fees, supervise matters relating to audit functions and review and set internal policies and procedure regarding audits, accounting and other financial controls. The Board has determined that Mr. Alvino and Dr. Wider are independent under applicable SEC and NASDAQ rules and regulations. The Audit Committee acts pursuant to a written charter which is available on our website at www.abeonatherapeutics.com under “Investors.”

The Compensation Committee is currently comprised of Mark J. Ahn, Ph.D. (Chairman), Stephen B. Howell, M.D. and Mark J. Alvino. Dr. Ahn, Dr. Howell and Mr. Alvino are non-employee directors under applicable SEC rules, and are “outside” directors under Internal Revenue Code Section 162(m). Dr. Ahn, Dr. Howell and Mr. Alvino are independent under applicable NASDAQ rules and regulations. The Compensation Committee acts pursuant to a written charter which is available on our website at www.abeonatherapeutics.com under “Investors.”

The Nominating and Corporate Governance Committee is currently comprised of Mark Ahn, Ph.D., Mr. Mark J. Alvino and Stephen B. Howell, M.D. All committee members are independent under applicable SEC and NASDAQ rules and regulations. The Nominating and Corporate Governance Committee is responsible for, among other things, considering potential Board members, making recommendations to the full Board as to nominees for election to the Board, assessing the effectiveness of the Board and implementing our corporate governance guidelines. The Nominating and Corporate Governance Committee acts pursuant to a written charter which is available on our website at www.abeonatherapeutics.com under “Investors.”

Meetings Attendance

During the 2015 fiscal year, the Board held ten (10) meetings. Each director attended 75 percent or more of the Board meetings and meetings of committees of which he was a member that were held during the period of his service as a director.

The Audit Committee did not hold any formal meetings during the 2015 fiscal year, but the Chairman of the Audit Committee met with the Company auditors on a quarterly basis.

The Compensation Committee held three meetings during the 2015 fiscal year and all members were present.

The Nominating and Corporate Governance Committee did not hold any formal meetings during the 2015 fiscal year, but did meet informally on several occasions.

All of the directors then currently serving as directors attended the 2015 annual stockholder meeting. Although we currently do not require directors to attend annual stockholder meetings, we do encourage directors to do so and welcome their attendance. We generally schedule a Board meeting in conjunction with the Meeting and plan to continue to do so in the future. We expect that directors will attend annual stockholder meetings absent a valid reason.

Compensation of Directors

Each director who is not also an Abeona employee receives a quarterly fee of $10,000. Each director will have $2,000 deducted from his fee if the director misses more than one Board meeting, and $1,000 deducted per committee meeting not attended. In addition, we reimbursed each director, whether an employee or not, the expense of attending Board and committee meetings.

During 2015, each of our outside directors received $10,000 cash compensation for each quarter of 2015 he was a director. During 2015, Dr. Ahn, as Vice Chairman, from May 1, 2015, received a monthly director fee of $23,750. Also during 2015, Dr. Ahn, as Vice Chairman, received an aggregate of 300,000 shares of Common Stock for his service as Vice Chairman; Mr. Alvino and Dr. Howell, as directors, each received an aggregate of 75,000 shares of Common Stock; and, Dr. Wider received 50,000 shares of Common Stock when he was first appointed as a director.

Director Compensation Table — 2015

The table below represents the compensation paid to our outside directors during the year ended December 31, 2015:

Name	Fees earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Mark J. Ahn, Ph.D.	250,000	$2,202,000	$387,000	—	$2,839,000	(2)
Mark J. Alvino	40,000	551,000	299,000	—	890,000	(3)
Stephen B. Howell, MD	40,000	551,000	299,000	—	890,000	(4)
Todd Wider, MD	30,000	176,000	176,000	—	574,000	(5)

(1)	The value listed represents the fair value of the options recognized as expense under ASC 718 during 2015. Fair value is calculated as of the grant date using a Black-Scholes (“Black-Scholes”) option-pricing model. The determination of the fair value of share-based payment awards made on the date of grant is affected by our stock price as well as assumptions regarding a number of complex and subjective variables. Our assumptions in determining fair value are described in note 10 to our audited financial statements for the year ended December 31, 2015, included in our Annual Report on Form 10-K.
(2)	Represents expense recognized in 2015 in respect of the fair value of options to purchase 100,000 shares of our Common Stock based on a grant date, May 11, 2015 and options to purchase 10,000 shares of our Common Stock based on a grant date, March 7, 2014. Dr. Ahn had options to purchase 115,320 shares of our Common Stock at December 31, 2015. Dr. Ahn was granted 300,000 shares of our Common Stock on May 11, 2015 at a price of $7.34 per share on the grant date. The shares vest on May 11, 2016.
(3)	Represents expense recognized in 2015 in respect of the fair value of options to purchase 75,000 shares of our Common Stock based on a grant date, May 11, 2015 and options to purchase 10,000 shares of our Common Stock based on a grant date, March 7, 2014. Mr. Alvino had options to purchase 87,120 shares of our Common Stock at December 31, 2015. Mr. Alvino was granted 75,000 shares of our Common Stock on May 11, 2015 at a price of $7.34 per share on the grant date. The shares vest on May 11, 2016.
(4)	Represents expense recognized in 2015 in respect of the fair value of options to purchase 75,000 shares of our Common Stock based on a grant date, May 11, 2015 and options to purchase 10,000 shares of our Common Stock based on a grant date, March 7, 2014. Dr. Howell had options to purchase 90,344 shares of our Common Stock at December 31, 2015. Dr. Howell was granted 75,000 shares of our Common Stock on May 11, 2015 at a price of $7.34 per share on the grant date. The shares vest on May 11, 2016.
(5)	Represents expense recognized in 2015 in respect of the fair value of options to purchase 100,000 shares of our Common Stock based on a grant date, May 11, 2015. Dr. Wider had options to purchase 100,000 shares of our Common Stock at December 31, 2015. Dr. Wider was granted 50,000 shares of our Common Stock on May 11, 2015 at a price of $7.34 per share on the grant date. 50% of the shares vest on May 11, 2016 and 50% vest on May 11, 2017.
Certain Relationships and Related Transactions

On occasion we may engage in certain related party transactions.

On September 10, 2014, we entered into an Unsecured Grid Note, for up to $250,000 with SCO. As of December 31, 2014 we had drawn a total of $250,000. The interest rate was 8% per annum and the maturity date was August 31, 2015 unless a financing of at least $5,000,000 occurred. The financing occurred December 24, 2014 and the Grid Note was paid in full on January 5, 2015.

On December 1, 2014, we entered into a second Unsecured Grid Note, for up to $250,000 with SCO. As of December 31, 2014 we had drawn a total of $150,000. The interest rate was 8% per annum and the maturity date was November 30, 2015 unless a financing of at least $5,000,000 occurred. The financing occurred December 24, 2014 and the Grid Note was paid in full on January 5, 2015.

Equity Compensation Plan Information

The following table sets forth, as of December 31, 2015, information about shares of Common Stock outstanding and available for issuance under our existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options warrants and rights (a)	Weighted-average exercise price of outstanding options warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:
2015 Equity Incentive Plan	1,994,000	$6.90	1,601,323
2005 Equity Incentive Plan(1)	330,084	13.49	—
Equity compensation plans approved by security holders	—	—	—
Total	2,324,084	$8.00	1,601,323

(1)	No further grants may be made under the 2005 Equity Incentive Plan.

Security Ownership of Certain Beneficial Owners and Management

Based solely upon information made available to us, the following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of April 7, 2016 by (i) each person who is known by us to beneficially own more than five percent of any class of our capital stock; (ii) each of our directors; (iii) each of our named executive officers; and (iv) all our executive officers and directors as a group. Beneficial ownership as reported in the following table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The address of each holder listed below, except as otherwise indicated, is c/o Abeona Therapeutics Inc., 3333 Lee Parkway, Suite 600, Dallas, Texas 75219.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership Common Stock(1)	Percent of Common Stock(2)
Steven H. Rouhandeh(3)	580,000	1.8%
Timothy J. Miller, Ph.D.(4)	468,810	1.4%
Mark J. Ahn, Ph. D.(5)	484,002	1.5%
Mark J. Alvino(6)	162,120	*
Jeffrey B. Davis(7)	440,647	1.3%
Stephen B. Howell, M.D.(8)	165,839	*
Todd Wider, M.D.(9)	120,000	*
Harrison G. Wehner, III(10)	100,000	*
Stephen B. Thompson(11)	173,496	*
SCO Capital Partners LLC, SCO Capital Partner LP, and Beach Capital LLC(12)	14,094,660	42.2%
Perceptive Advisors LLC(13)	1,762,881	5.2%
Quantum Partners(14)	1,712,122	5.2%
Europa International Inc.(15)	1,666,667	5.1%
All Directors and Executive Officers as a group (consisting of 9 persons)(16)	4,407,036	13.0%

*	— Less than 1%
(1)	Includes our outstanding shares of Common Stock held plus all shares of Common Stock issuable upon exercise of options, warrants and other rights exercisable within 60 days of April 7, 2016.
(2)	Based upon 32,743,013 shares of Common Stock issued and outstanding as of April 7, 2016.
(3)	Mr. Rouhandeh, our Chairman and Executive Chairman, is known to beneficially own an aggregate of 375,000 shares of our Common Stock, presently exercisable options for the purchase of 125,000 shares of our Common Stock pursuant to the 2015 Equity Incentive Plan and 80,000 shares of our Common Stock pursuant to the 2005 Equity Incentive Plan. He is also Chairman of SCO Financial Group LLC. His address is c/o SCO Capital Partners LLC, 1325 Avenue of the Americas, 27th Floor, New York, NY 10019. SCO Financial Group LLC and affiliates (SCO Capital Partner LP and Beach Capital LLC) are known to beneficially own an aggregate of 13,444,659 shares of our Common Stock and warrants to purchase an aggregate of 650,001 shares of our Common Stock. Mr. Rouhandeh disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.
(4)	Dr. Miller, our President and CEO and director, is known to beneficially own an aggregate of 368,810 shares of our Common Stock and presently exercisable options for the purchase of 100,000 shares of our Common Stock pursuant to the 2015 Equity Incentive Plan.
(5)	Dr. Ahn, our Vice Chairman and director, is known to beneficially own an aggregate of 343,682 shares of our Common Stock, warrants to purchase an aggregate of 25,000 shares of our Common Stock, presently exercisable options for the purchase of 100,000 shares of our Common Stock pursuant to the 2015 Equity Incentive Plan and 15,320 shares of our Common Stock pursuant to the 2005 Equity Incentive Plan.

(6)	Mr. Alvino, our director, is known to beneficially own an aggregate of 75,000 shares of our Common Stock, presently exercisable options for the purchase of 75,000 shares of our Common Stock pursuant to the 2015 Equity Incentive Plan and 12,120 shares of our Common Stock pursuant to the 2005 Equity Incentive Plan.
(7)	Mr. Davis, our Chief Operating Officer and director, beneficially owns an aggregate of 300,147 shares of our Common Stock, presently exercisable options for the purchase of 100,000 shares of our Common Stock pursuant to the 2015 Equity Incentive Plan and 40,500 shares of our Common Stock pursuant to the 2005 Equity Incentive Plan. Lake End Capital LLC’s address is 36 Lake End Road, Newfoundland, NJ 07435. Lake End Capital LLC is known to beneficially own an aggregate of 963,511 shares of our Common Stock and warrants to purchase an aggregate of 62,500 shares of our Common Stock. Mr. Davis disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.
(8)	Dr. Howell, our director, is known to beneficially own an aggregate of 75,495 shares of our Common Stock, presently exercisable options for the purchase of 75,000 shares of our Common Stock pursuant to the 2015 Equity Incentive Plan and 15,344 shares of our Common Stock pursuant to the 2005 Equity Incentive Plan.
(9)	Dr. Wider, our director, is known to beneficially own an aggregate of 70,000 shares of our Common Stock and presently exercisable options for the purchase of 50,000 shares of our Common Stock pursuant to the 2015 Equity Incentive Plan.
(10)	Mr. Wehner, our Chief Financial Officer, is known to beneficially own presently exercisable options for the purchase of 100,000 shares of our Common Stock pursuant to the 2015 Equity Incentive Plan.
(11)	Mr. Thompson, our Vice President Finance and Chief Accounting Officer, is known to beneficially own an aggregate of 83,496 shares of our Common Stock, presently exercisable options for the purchase of 75,000 shares of our Common Stock pursuant to the 2015 Equity Incentive Plan and 15,000 shares of our Common Stock pursuant to the 2005 Equity Incentive Plan.
(12)	SCO Capital Partners LLC, SCO Capital Partner LP, Beach Capital LLC and SCO Financial Group’s address is 1325 Avenue of the Americas, 27th Floor, New York, NY 10019. SCO Financial Group LLC and affiliates (SCO Capital Partners LP and Beach Capital LLC) are known to beneficially own an aggregate of 13,444,659 shares of our Common Stock and warrants to purchase an aggregate of 650,001 shares of our Common Stock. Mr. Rouhandeh, director of Abeona, and Mr. Rouhandeh is an executive of SCO Capital Partners LLC and disclaims his beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(13)	Perceptive Advisors LLC’s address is 499 Park Avenue, 25th Floor, New York, NY 10022 is known to beneficially own an aggregate of 1,762,881 shares of our Common Stock.
(14)	Quantum Partners, Soros Fund Management LLC, George Soros and Robert Soros whose address is 250 West 55th Street, 38th Floor, New York, NY 10019 are known to beneficially own an aggregate of 1,462,122 shares of our Common Stock and warrants to purchase an aggregate of 250,000 shares of our Common Stock.
(15)	Europa International Inc.’s address is c/o Knoll Capital Management 5 East 44th Street, Suite 12, New York, NY 10017. Europa International is known to beneficially own an aggregate of 1,666,667 shares of our Common Stock.
(16)	Does not include shares held by SCO Financial Group LLC and affiliates.

Executive Compensation

The following table sets forth the aggregate compensation paid to our CEO and our next two most highly paid executives whose aggregate salary and bonus exceeded $100,000 for services rendered in all capacities for the fiscal years ended December 31, 2015 and 2014.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation(4)	Total ($)
Steven H. Rouhandeh(5) Executive Chairman	2015	$360,000	$2,753,000	$398,000	$—	$3,511,000
	2014	—	—	523,000	—	523,000
Timothy J. Miller, PhD(6) President and Chief Executive Officer	2015	$214,000	$—	$351,000	$—	$565,000

Scott W. Schorer(7) Former Chief Executive Officer	2015	$123,000	—	$—	$100,000	$223,000
	2014	97,000	—	—	—	97,000
Jeffrey B. Davis(8) Chief Operating Officer Former Chief Executive Officer	2015	$325,000	$2,202,000	$495,000	$—	$3,022,000
	2014	290,000	—	262,000	—	552,000

Harrison G. Wehner(9) Chief Financial Officer	2015	$350,000	$—	$351,000	$—	$701,000
	2014	97,000	—	—	—	97,000

(1)	Includes amounts deferred under our 401(k) Plan, if applicable.
(2)	Represents expense for the fair value of Common Stock on the grant date. No Common Stock was granted in 2014.
(3)	The value listed in the above table represents the fair value of the options granted in prior years that was recognized in 2015 and 2014 under ASC 718. Fair value is calculated as of the grant date using a Black-Scholes option-pricing model. The determination of the fair value of share-based payment awards made on the date of grant is affected by our stock price as well as assumptions regarding a number of complex and subjective variables. Our assumptions in determining fair value are described in note 10 to our audited financial statements for the year ended December 31, 2015, included in our annual report on Form 10-K.
(4)	Mr. Schorer was paid a severance payment of $100,000 in 2015.
(5)	Mr. Rouhandeh, our Chairman of the Board, became Executive Chairman on January 1, 2015, the principal executive officer of the Company. Mr. Rouhandeh was granted 375,000 shares of our Common Stock on May 11, 2015 at a price of $7.34 per share on the grant date. The shares will vest on May 11, 2019.
(6)	Dr. Miller became President and Chief Executive Officer on May 15, 2015.
(7)	Mr. Schorer was Chief Executive Officer from September 19, 2014 until May 6, 2015.
(8)	Mr. Davis was Chief Executive Officer from December 2007 until September 19, 2014. Since January 9, 2015 Mr. Davis is our Chief Operating Officer. Mr. Davis was granted 300,000 shares of our Common Stock on May 11, 2015 at a price of $7.34 per share on the grant date. The shares will vest on May 11, 2016.
(9)	Mr. Wehner was President and Chief Financial Officer from September 19, 2014 until May 6, 2015. Since May 6, 2015 he is our Chief Financial Officer.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the aggregate number of option awards held by our named executive officers at December 31, 2015.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Steven H. Rouhandeh(2)	—	125,000	$7.34	05/11/25	375,000	$1,260,000
	80,000	—	18.50	03/07/24
Timothy J, Miller, PhD(3)	—	400,000	$7.34	05/15/25	—	—
Scott W. Schorer(4)	—	—	—	—	—	—
Jeffrey B. Davis(5)	—	100,000	$7.34	05/11/25	300,000	$1,008,000
	40,000	—	18.50	03/07/24
	500	—	31.25	08/14/16
Harrison G. Wehner(6)	—	400,000	$7.34	05/11/25	—	—

(1)	On December 31, 2015, the closing price of our Common Stock as quoted on NASDAQ was $3.36 per share.
(2)	Mr. Rouhandeh’s options to purchase 125,000 shares of Common Stock will be fully vested in May 2016.
(3)	Dr. Miller’s options to purchase 400,000 shares of Common Stock will be fully vested in May 2019.
(4)	No amounts to report.
(5)	Mr. Davis’ options to purchase 100,000 shares of Common Stock will be fully vested in May 2016. Mr. Davis is no longer CEO as of September 19, 2014. Mr. Davis is currently Chief Operating Officer of the Company.
(6)	Mr. Wehner’s options to purchase 400,000 shares of Common Stock will be fully vested in April 2019.

Compensation Pursuant to Agreements and Plans

Employment Agreements

Executive Chairman

Steven H. Rouhandeh, our Chairman of the Board, was named by the Board as Executive Chairman effective January 1, 2015. Mr. Rouhandeh currently does not have an employment agreement with the Company but is entitled to be paid an annual base salary of $360,000 and receive similar employee benefits as our other executive officers. He was paid $360,000 in 2015.

On March 7, 2014, Mr. Rouhandeh was granted stock options to purchase 80,000 shares of our Common Stock which vested in 2015. On May 11, 2015, Mr. Rouhandeh was granted stock options to purchase 125,000 shares of our Common Stock which will vest in May 2016. Also on May 11, 2015, Mr. Rouhandeh was granted 375,000 shares of our Common Stock which will vest in May 2019.

President and Chief Executive Officer

We are a party to an employment agreement with Timothy J. Miller, PhD, who was named by the Board as our President and Chief Executive Officer and Director, effective as of May 15, 2015. Dr. Miller’s employment agreement, dated May 15, 2015 is renewed automatically every year. Pursuant to the terms of his employment agreement, Dr. Miller is entitled to receive an annual base salary of $350,000. He was paid $214,000 in 2015. On May 15, 2015, Dr. Miller was granted stock options to purchase 400,000 shares of our Common Stock which will vest in April 2019. Dr. Miller is entitled to similar employee benefits as our other executive officers.

Former Chief Executive Officer

We were a party to an employment letter agreement with Scott W. Schorer, effective September 19, 2014, who was named by the Board as our Chief Executive Officer from September 19, 2014 until May 6, 2015. Pursuant to the terms of his employment agreement, Mr. Schorer was entitled to be paid an annual base salary of $350,000 subject to annual increases each year, at the discretion of the Board. He was entitled to a merit bonus up to 30% of his annual base salary at the discretion of the Compensation Committee of the Board. Mr. Schorer was entitled to similar employee benefits as our other executive officers. Mr. Schorer was paid a severance payment of $100,000 in 2015.

Chief Operating Officer/Former President and Chief Executive Officer

We were party to an employment agreement, with Jeffrey B. Davis, a Director, who was named by the Board as our Chief Executive Officer, effective from December 26, 2007 until September 19, 2014. Mr. Davis’ employment agreement, dated January 4, 2008, was amended April 9, 2008 and was renewed automatically every year. Pursuant to the terms of his employment agreement, as amended, Mr. Davis was entitled to be paid an annual salary of $290,000 in 2014. Under this agreement, Mr. Davis was entitled to receive an annual base salary of $325,000. Mr. Davis was previously awarded stock options to purchase 500 shares of our Common Stock prior to becoming CEO and on March 7, 2014 was awarded stock options to purchase 40,000 shares of our Common Stock.

Mr. Davis became Chief Operating Officer on January 19, 2015 and is entitled to receive an annual base salary of $325,000 and receive similar employee benefits as our other executive officers. On May 11, 2015, Mr. Davis was granted stock options to purchase 100,000 shares of our Common Stock which will vest in May 2016. Also on May 11, 2015, Mr. Davis was granted 300,000 shares of our Common Stock which will vest in May 2016.

Chief Financial Officer

We are a party to an employment letter agreement with Harrison G. Wehner, III, effective September 19, 2014, who was named by the Board as our President and Chief Financial Officer from September 19, 2014 until May 6, 2015. Pursuant to the terms of his employment agreement, Mr. Wehner is entitled to be paid an annual base salary of $350,000 subject to annual increases each year, at the discretion of the Board. He is entitled to a merit bonus up to 30% of his annual base salary at the discretion of the Compensation Committee of the Board. On May 5, 2015, Mr. Wehner became our Chief Financial Officer. Mr. Wehner is entitled to similar employee benefits as our other executive officers. Mr. Wehner was paid $350,000 in 2015. On May 11, 2015, Mr. Wehner was granted stock options to purchase 400,000 shares of our Common Stock which will vest in April 2019.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) (“Section 16(a)”) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than ten percent of our Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of such securities. Directors, officers and 10% holders are required by SEC rules to furnish us with copies of all of the Section 16(a) reports they file.

Based solely on a review of reports furnished to us during the 2015 fiscal year or written representations from our directors and executive officers, and except as previously disclosed, three of our directors, executive officers and 10% holders failed to file on a timely basis reports required by Section 16(a) during the 2015 fiscal year or in prior years. Dr. Howell, Dr. Miller and Dr. Wider each filed a late Form 4.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or Compensation Committee. None of the current members of our Compensation Committee has ever been an employee of Abeona or any subsidiary of Abeona.

COMPENSATION COMMITTEE DISCUSSION ON EXECUTIVE COMPENSATION

The Compensation Committee operates under a written charter adopted by the Board and is responsible for making all compensation decisions for the Company’s directors and named executives including determining base salary and annual incentive compensation amounts and recommending stock option grants and other stock-based compensation under our equity incentive plans. The Compensation Committee charter can be found on our website at www.abeonatherapeutics.com under “Investor Relations”.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Certificate of Incorporation and by-laws presently provide that our Board shall consist of between three to fifteen members, shall be divided into three classes as nearly equal in number as possible, and that each Director shall serve for a term of three years and until his successor is elected and qualified or until his earlier resignation, death or removal. By resolution, the Board has set the number of its directors at seven. The term of office of one class of Directors expires each year in rotation so that one class is elected at each annual meeting of stockholders for a three-year term. The Board presently consists of seven members.

Members of each class serve a term of three years until the respective annual meeting of stockholders and election and qualification of their successors.

Dr. Ahn, Mr. Alvino and Dr. Miller are Class 3 Directors with their terms set to expire at the Meeting.

Mr. Davis and Dr. Wider are Class 1 Directors with their terms set to expire upon the annual meeting of stockholders in 2017.

Mr. Rouhandeh and Dr. Howell are Class 2 Directors with their terms set to expire upon the annual meeting of stockholders in 2018.

There is no family relationship among any of the directors or officers.

Nominee for Term Expiring at the Meeting (Class 3 Directors)

Dr. Ahn, Mr. Alvino and Dr. Miller are Class 3 Directors. Dr. Ahn served as a director since 2006, Mr. Alvino has served as a director since 2006 and Dr. Miller has served as a director since May 2015. The terms of Dr. Ahn, Mr. Alvino and Dr. Miller expire at the Meeting. If elected at the Meeting, they will serve for a term of three years expiring on the date of the annual meeting of stockholders in 2019. Each of the director nominees listed below exemplifies how our Board values professional experience in business and our pharmaceutical industry as well as strong moral character. It is these strong and unique backgrounds and sets of skills that our Board of Directors believes provide it, as a whole, with a strong foundation of technical expertise. The terms of the three remaining Directors will continue as indicated above.

Business and Experience of Nominees for Director

Mark J. Ahn, Ph.D., Vice Chairman became a director in September 2006 and is Vice Chairman of the Board of Directors as of January 1, 2015. Dr. Ahn is chairman of the Compensation Committee of the Board and also a member of the Nominating & Corporate Governance Committee. Dr. Ahn is a Principal at Pukana Partners LLC which provides strategic consulting to life science companies; and Associate Professor (adjunct) at Portland State University. He previously served as Professor and Chair, Science & Technology Management, Victoria University. Dr. Ahn has held senior positions at public and private biotech and healthcare companies including Genentech, Amgen, and Bristol Myers Squibb Company, and currently serves on the board of Immusoft. Dr. Ahn received a B.A. and M.B.A. from Chaminade University, and M.A. from Victoria University, and Ph.D. from the University of South Australia. Dr. Ahn is a Henry Crown Fellow at the Aspen Institute. Dr. Ahn’s qualifications to serve our Board include his leadership skills and his experience in the areas of financial management and business strategy in the biopharmaceutical field.

Mr. Mark J. Alvino became a director in March 2006 initially as a designee of SCO Capital Partners LLC and is chairman of the Audit Committee. He is no longer a designee of SCO Capital Partners LLC. Mr. Alvino is also a member of the Compensation Committee and Nominating and Corporate Governance Committees. Mr. Alvino is currently with Hudson Square Capital LLC since October 2014. From 2013 to October 2014 Mr. Alvino was leading the LifeSciences efforts of Bradley Woods, & Co. Ltd. Mr. Alvino was Managing Director for Griffin Securities from 2007 to 2013. Mr. Alvino was Managing Director for SCO Financial Group LLC from 2002 to 2007. Mr. Alvino was a member of the board of directors of MacroChem Corporation from 2007 until February 2009. He previously worked at Feinstein Kean Healthcare, an Ogilvy Public Relations Worldwide Company. There he was Senior Vice President, responsible for managing both investor and corporate communications programs for many private and public companies and acted as senior counsel throughout the agency’s network of offices. Prior to working at FKH, Mr. Alvino served as

Vice President of Investor Relations and managed the New York Office of Allen & Caron, Inc., an investor relations agency. His base of clients included medical devices, biotechnology, and e-healthcare companies. Mr. Alvino also spent several years working with Wall Street brokerages including Ladenburg, Thallman & Co. and Martin Simpson & Co. Mr. Alvino’s qualifications to serve our Board include his leadership skills and his experience in the areas of financial management and business strategy in the biopharmaceutical field.

Timothy J. Miller, Ph.D. became our President and Chief Executive Officer and Director on May 15, 2015. Dr. Miller was President & CEO of Abeona Therapeutics LLC from 2013 to 2015. He has 16 years of scientific research, product development, regulatory and clinical operations expertise, with a focus on transitioning novel biotherapeutics through pre-clinical phases and into Phase 1 and 2 human clinical trials. Dr. Miller was President & CEO of Red5 Pharmaceuticals from 2013 until 2015 and was Vice President, Business Development of BioEnterprise Inc. in 2015. He was Senior Director of Product Development at SironRX Therapeutics from 2010 to 2013. Between 1996 and 2010 Dr. Miller held various positions at several companies focusing on gene therapy and regenerative medicine. Dr. Miller earned his PhD in Pharmacology with a focus on Gene therapy/Cystic Fibrosis from Case Western University. He also holds a B.S. in Biology and M.S. in Molecular Biology from John Carroll University (Cleveland, OH). Dr. Miller’s qualifications to serve our Board include his leadership skills and his experience in the areas of scientific research, product development, regulatory and clinical operations in the biopharmaceutical field.

Nomination and Election of Directors

When seeking candidates for director, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management or others. After conducting an initial evaluation of a candidate, the committee will interview that candidate if it believes the candidate might be suitable to serve as a director. The committee may also ask the candidate to meet with Company management. If the committee believes a candidate would be a valuable addition to the Board and there is either a vacancy on the Board or the committee believes it is in the best interests of the Company and our stockholders to increase the number of Board members to elect that candidate, it will recommend to the full Board that candidate’s election. Messrs. Davis and Rouhandeh were each initially appointed to the Board as a result of contractual obligations of the Company.

Before nominating a sitting director for reelection at an annual stockholder meeting, the committee will consider the director’s performance on the Board and whether the director’s reelection would be in the best interests of the Company’s stockholders and consistent with the Company’s corporate governance guidelines and the Company’s continued compliance with applicable law, rules and regulations.

The Board believes that it should be comprised of directors with diverse and complementary backgrounds, and that directors should have expertise that, at a minimum, may be useful to the Company and may contribute to the success of the Company’s business. Directors also should possess the highest personal and professional ethics and should be willing and able to devote an amount of time sufficient to effectively carry out their duties and contribute to the success of the Company’s business. When considering candidates for director, the committee takes into account a number of factors, including the following:

•	Independence from management;
•	Age, gender and ethnic background;
•	Relevant business experience;
•	Judgment, skill and integrity;
•	Existing commitments to other businesses;
•	Potential conflicts of interest;
•	Corporate governance background;
•	Financial and accounting background;
•	Executive compensation background; and
•	Size and composition of the existing Board.

The Nominating and Corporate Governance Committee will consider additional candidates for director suggested by stockholders by considering the foregoing criteria and the additional information referred to below. Stockholders wishing to suggest a candidate for director should write to the Company, c/o Investor Relations, 3333 Lee Parkway, Suite 600, Dallas, Texas 75219. When submitting candidates for nomination to be elected at the Company’s annual meeting of stockholders, stockholders must follow the notice procedures, which are described under the heading “Stockholder Proposals and for 2016 Annual Meeting” and include the following:

•	The name and address of the stockholder and a statement that he, she or it is a stockholder of the Company and is proposing a candidate for consideration by the committee;
•	The number of shares of Company capital stock owned by the stockholder as of the record date for the applicable annual stockholder meeting (if such date has been announced) and as of the date of the notice, and length of time such stockholder has held such shares;
•	The name, age and address of the candidate;
•	A description of the candidate’s business and educational experience;
•	The class and number of shares of Company capital stock, if any, owned by the candidate, and length of time such candidate has held such shares;
•	Information regarding each of the foregoing criteria the Board generally considers, other than the factor regarding Board size and composition, sufficient to enable the committee to evaluate the candidate;
•	A description of any relationship between the candidate and any customer, supplier or competitor of the Company or any actual or potential conflict of interest;
•	A description of any relationship or understanding between the stockholder and the candidate;
•	A statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected;
•	A statement as to whether the director is independent under applicable SEC and NASDAQ rules; and
•	Such other information regarding each nominee that would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission.

The nominees have consented to serve as our Directors and the Board has no reason to believe that the nominee will be unavailable for such service.

The Board recommends a vote “FOR” the proposed nominees to the Board and the enclosed proxy will be so voted unless a contrary vote is indicated. The Directors shall be elected by a plurality of the total votes cast by the holders of Common Stock present in person or by proxy and entitled to vote at the Meeting.

UNLESS OTHERWISE INDICATED THEREON, THE ACCOMPANYING PROXY WILL BE VOTED FOR THE NOMINEES NAMED ABOVE. HOWEVER, THE PERSONS DESIGNATED AS PROXIES RESERVE THE RIGHT TO CAST VOTES FOR ANOTHER PERSON DESIGNATED BY THE BOARD IN THE EVENT ANY NOMINEES IS UNABLE OR UNWILLING TO SERVE.

Information With Respect to Other Directors

Directors Whose Terms Expire at the Annual Meeting in 2017 (Class 1 Director)

Mr. Jeffrey B. Davis became a director in March 2006. Since January 19, 2015, Mr. Davis is our Chief Operating Officer. Mr. Davis was our Chief Executive Officer from December 26, 2007 until September 19, 2014. Mr. Davis became Acting Chief Financial Officer, Treasurer and Secretary on November 1, 2013 through September 19, 2014. Previously, Mr. Davis served in a variety of senior investment banking and management positions, and in senior management at a publicly traded healthcare technology company. Prior to that, Mr. Davis was an investment banker with various Deutsche Bank banking organizations, both in the U.S. and Europe. Mr. Davis also served in senior marketing and product management positions at

AT&T Bell Laboratories, where he was also a member of the technical staff, and at Philips Medical Systems North America. Mr. Davis holds a B.S. in biomedical engineering from Boston University and an M.B.A. degree from the Wharton School, University of Pennsylvania. Mr. Davis’ qualifications to serve on our Board include his past experience as our CEO leading the day to day operations of our Company and his prior experience serving our Board since 2006, as well as his extensive domestic and international financial experience in the healthcare industry.

Todd Wider, M.D. became a director in May 2015. Dr. Wider is a surgeon and has served as consultant to numerous entities in the biotechnology space. Dr. Wider holds an M.D. from Columbia College of Physicians and a B.A. from Princeton University. Dr. Wider’s qualifications to serve our Board include his biotechnology expertise as well as his experience as a surgeon.

Directors Whose Terms Expire at the Annual Meeting in 2018 (Class 2 Directors)

Mr. Steven H. Rouhandeh became our Executive Chairman, Principal Executive Officer, on January 1, 2015. Mr. Rouhandeh has been a director and Chairman of the Board since March 4, 2008. He has been Chief Investment Officer of SCO Capital Partners, a group of New York based life sciences funds since 1997. Mr. Rouhandeh possesses a diverse background in financial services that includes experience in asset management, corporate finance, investment banking and law. He has been active throughout recent years as an executive in venture capital and as a founder of several companies in the biotech field. His experience also includes positions as Managing Director of a private equity group at Metzler Bank, a private European investment firm and Vice President, Investment Banking at Deutsche Bank. Mr. Rouhandeh was also a corporate attorney at New York City-based Cravath, Swaine & Moore. Mr. Rouhandeh holds a J.D. from Harvard Law School, Harvard University and a B.A. Political Science, from Southern Illinois University. Mr. Rouhandeh’s qualifications to serve our Board include his institutional knowledge of our Company and his extensive domestic and international financial experience in the healthcare industry.

Stephen B. Howell, M.D. has served as our director since 1996. Dr. Howell is a member of the Compensation Committee and Nominating and Corporate Governance Committee of the Board. Dr. Howell has been Professor of Medicine at the University of California, San Diego since 1977, and director of the Cancer Pharmacology Program of the UCSD Cancer Center since 2006. Dr. Howell is a recipient of the Milken Foundation prize for his contributions to the field of cancer chemotherapy. He has served on the National Research Council of the American Cancer Society and is on the editorial boards of multiple medical journals. Dr. Howell founded DepoTech, Inc. and served as a member of its board of directors from 1989 to 1999. Dr. Howell served on the board of directors of Matrix Pharmaceuticals from 2000 to 2002. Dr. Howell received his A.B. at the University of Chicago and his M.D. from Harvard Medical School. Dr. Howell’s qualifications to serve our Board include his technical expertise and strong commitment to promoting and advancing innovation in the healthcare industry as well as his qualifications include experience as a medical doctor in oncology, his experience as director of several biotech companies and his executive skills and experience as a founder of a biotech company.

Executive Officers

Mr. Harrison G. Wehner, III became President and Chief Financial Officer on September 19, 2014. Mr. Wehner previously was a Managing Director with Plasma Technologies LLC since June 1, 2014. He has over 20 years experience in investment banking advising on equity and debt finance and mergers and acquisitions advisory assignments. Previously, Mr. Wehner held various senior banking roles at CanaccordGenuity from 2012 to 2013, with CitiGroup from 2005 to 2011, and UBS from 1994 to 2005 where he worked on a variety of banking transactions in the healthcare sector, including advisory and transactional experience in the blood fractionation industry. Mr. Wehner holds a BA from The College of William and Mary, and an MBA from the Ross School of Business at the University of Michigan.

Mr. Stephen B. Thompson, the Company’s Vice President Finance, became the Chief Accounting Officer, Secretary and Treasurer on January 1, 2015. Mr. Thompson consulted with the Company from December 1, 2013 through December 31, 2014. Prior to December 1, 2013 Mr. Thompson was our Vice President from 2000 and our Chief Financial Officer from 1996. From 1990 to 1996, he was Controller and Administration Manager of Access Pharmaceuticals, Inc., a private Texas corporation. Previously, from 1989 to 1990, Mr. Thompson was Controller of Robert E. Woolley, Inc., a hotel real estate company where he was responsible for accounting, finances and investor relations. From 1985 to 1989, he was Controller of OKC Limited Partnership, an oil and gas company, where he was responsible for accounting, finances and SEC reporting. Between 1975 and 1985 he held various accounting and finance positions with Santa Fe International Corporation.

PROPOSAL 2

ADVISORY VOTE ON THE COMPENSATION OF
THE COMPANY’S NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

Our executive compensation programs are designed to attract, motivate, and retain our management talent, including the named executive officers and to reward them for strong Company performance and successful execution of our key business plans and strategies. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals and the realization of increased stockholder value. The Compensation Committee of the Board of Directors regularly reviews the Company’s compensation programs to confirm that they are achieving these goals. Please read the “Executive Compensation” above, for additional information about the compensation of our named executive officers in 2015.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices as described in this proxy statement. While this vote is non-binding on us, our Compensation Committee values the opinions of our stockholders and will take into consideration the outcome of the vote when considering future executive compensation arrangements. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including compensation tables and narrative discussion, is hereby APPROVED on an advisory basis.”

UNLESS OTHERWISE INDICATED THEREON, THE ACCOMPANYING PROXY WILL BE VOTED FOR APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

Proposal 2 will be approved upon the affirmative vote of a majority in interest of shares of Common Stock voting present in person or represented by proxy at the Meeting and entitled to vote on such proposal.

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON
THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

The Dodd-Frank Act also enables our stockholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal 2, above. You may vote on whether the “say-on-pay” vote should be included in the Company’s proxy statement every 1, 2 or 3 years, or you may abstain from voting on the matter.

After careful consideration of this Proposal 3, our Board of Directors has concluded that an advisory vote on executive compensation that occurs every three years is the most appropriate alternative for the Company, and the Board of Directors recommends that you vote for a three-year interval for the advisory vote on executive compensation.

In formulating its recommendation, our Board of Directors considered the levels of compensation of our executive officers as compared to other companies in our industry.

UNLESS OTHERWISE INDICATED THEREON, THE ACCOMPANYING PROXY WILL BE VOTED FOR A FREQUENCY OF THREE YEARS FOR ADVISORY VOTES ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR A FREQUENCY OF THREE YEARS FOR ADVISORY VOTES ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

The frequency choice that receives the greatest number of votes of shares of Common Stock voting present in person or represented by proxy at the Meeting and entitled to vote thereon will be viewed as the advisory vote on Proposal 3.

PROPOSAL 4

PROPOSED AMENDMENT OF THE COMPANY’S
2015 EQUITY INCENTIVE PLAN

The Board has authorized, subject to stockholder approval, an increase in the number of shares available under the Company’s 2015 Equity Incentive Plan (the “2015 Plan”) from 5,000,000 to 8,000,000 shares of Common Stock, such increased number representing approximately 24.4% of the current number of issued and outstanding shares of Common Stock.

Purpose.  Incentive compensation programs play a pivotal role in the Company’s efforts to attract and retain key personnel essential to the Company’s long-term growth and financial success. For that reason, the Company has structured the 2015 Plan to provide flexibility in designing equity incentive programs with a broad array of equity incentives, such as stock options, stock appreciation rights, stock awards and restricted stock units and implement competitive incentive compensation programs for its key employees and non-employee Board members. The 2015 Plan will be the only plan under which new equity awards may be granted to our employees and other service providers. If this proposal is not approved, then we would be at a disadvantage against our competitors for recruiting, retaining and motivating individuals critical to our success and could be forced to increase cash compensation, thereby reducing resources available to meet our business needs.

Administration.  The Compensation Committee has the authority to administer the 2015 Plan with respect to awards made to our executive officers and non-employee Board members and has the authority to make awards under the 2015 Plan to all other eligible individuals. However, our Board may at any time appoint a secondary committee of one (1) or more Board members to have separate but concurrent authority with the Compensation Committee to make awards under the 2015 Plan to individuals other than executive officers and non-employee Board members.

The term “plan administrator,” as used in this summary, will mean our Compensation Committee, the Board and any secondary committee, to the extent each such entity is acting within the scope of its administrative authority under the 2015 Plan.

Eligibility.  Officers and employees, non-employee members of our Board of directors (or the board of our parent or subsidiary), as well as independent consultants and advisors, in our employ or service or in the employ or service of our parent or subsidiary companies (whether now existing or subsequently established) are eligible to participate in the 2015 Plan. As of April 7, 2016, approximately twenty persons (including 4 executive officers) and 4 non-employee Board members were eligible to participate in the 2015 Plan.

Shares Subject to the Plan.  The shares issued or to be issued under the Plan are shares of Common Stock, which may be newly issued shares or shares held in the treasury or acquired in the open market. Currently, no more than 5,000,000 shares may be issued under the Plan. The foregoing limit is subject to adjustment for stock dividends, stock splits or other changes in the Company’s capitalization.

Stock Options.  The Compensation Committee in its discretion may issue stock options which qualify as incentive stock options under the Internal Revenue Code or non-qualified stock options. The Compensation Committee will determine the time or times when each stock option becomes exercisable, the period within which it remains exercisable and the price per share at which it is exercisable, provided that no incentive stock option shall be exercised more than 10 years after it is granted and no other options shall be exercised more than 10 years and one day after it is granted, and further provided that the exercise price of any incentive stock option shall not be less than the fair market value of the Common Stock on the date of grant. The closing price of the Common Stock on NASDAQ on April 5, 2016 was $3.03 per share.

Payment for shares purchased upon exercise of an option must be made in full in cash or check, by payment through a broker in accordance with Regulation T of the Federal Reserve Board or by such other mode of payment as the Committee may approve, including payment in whole or in part in shares of the Common Stock, when the option is exercised. No option is transferable except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, as defined by the Code or in Title I of the Employee Retirement Income Security Act of 1974, as amended.

Tax Considerations.  The following is a brief and general discussion of the federal income tax rules applicable to awards under the Plan.

Option Grants.  Options granted under the 2015 Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The federal income tax treatment for the two types of options differs as follows:

Incentive Options.  No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is recognized for regular tax purposes at the time the option is exercised, although taxable income may arise at that time for alternative minimum tax purposes. The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of certain other dispositions. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying, and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two (2) years after the date the option for the shares involved in such sale or disposition is granted and more than one (1) year after the date the option is exercised for those shares. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition will result.

Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date or (if less) the amount realized upon such sale or disposition over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain recognized upon the disposition will be a capital gain.

If the optionee makes a disqualifying disposition of the purchased shares, then we will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the amount of ordinary income recognized by the optionee as a result of the disposition. We will not be entitled to any income tax deduction if the optionee makes a qualifying disposition of the shares.

Non-Statutory Options.  No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the optionee.

Stock Appreciation Rights.  No taxable income is recognized upon receipt of a stock appreciation right. The holder will recognize ordinary income in the year in which the stock appreciation right is exercised, in an amount equal to the excess of the fair market value of the underlying shares of Common Stock on the exercise date over the base price in effect for the exercised right, and the holder will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder in connection with the exercise of the stock appreciation right. The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Stock Awards.  The recipient of unvested shares of Common Stock issued under the 2015 Plan will not recognize any taxable income at the time those shares are issued but will have to report as ordinary income, as and when those shares subsequently vest, an amount equal to the excess of (i) the fair market value of the shares on the vesting date over (ii) the cash consideration (if any) paid for the shares. The recipient may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year the unvested shares are issued an amount equal to the excess of (i) the fair market value of those shares on the issue date over (ii) the cash consideration (if any) paid for such shares. If the Section 83(b) election is made, the recipient will not recognize any additional income as and when the shares subsequently vest. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the recipient with respect to the unvested shares. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the recipient.

Restricted Stock Units.  No taxable income is recognized upon receipt of restricted stock units. The holder will recognize ordinary income in the year in which the shares subject to the units are actually issued to the holder. The amount of that income will be equal to the fair market value of the shares on the date of issuance, and the holder will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder at the time the shares are issued. The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Dividend Equivalent Rights.  No taxable income is recognized upon receipt of a dividend equivalent right award. The holder will recognize ordinary income in the year in which a dividend or distribution, whether in cash, securities or other property, is paid to the holder. The amount of that income will be equal to the fair market value of the cash, securities or other property received, and the holder will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of the ordinary income recognized by the holder of the dividend equivalent right award at the time the dividend or distribution is paid to such holder. That deduction will be allowed for the taxable year in which such ordinary income is recognized.

Deductibility of Executive Compensation.  We anticipate that any compensation deemed paid by us in connection with the exercise of non-statutory options or stock appreciation rights will qualify as performance-based compensation for purposes of Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain of our executive officers. Accordingly, the compensation deemed paid with respect to options and stock appreciation rights granted under the 2015 Plan will remain deductible by us without limitation under Code Section 162(m). However, any compensation deemed paid by us in connection with shares issued under stock awards or restricted stock units will be subject to the $1 million limitation, unless the issuance of the shares is tied to one or more of the performance milestones described above.

In all cases, recipients of awards should consult their tax advisors regarding the tax treatment of any awards received by them.

Required Vote

Provided a quorum is present, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting on this Proposal 4 is required for the amendment of the 2015 Plan to increase the number of shares available for issuance under the 2015 Plan from 5,000,000 to 8,000,000 shares of common stock. Should such approval not be obtained, then the amendment to the 2015 Plan will not be implemented.

THE BOARD BELIEVES THAT PROPOSAL 4 IS IN THE COMPANY’S BEST INTERESTS AND IN THE BEST INTERESTS OF OUR STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” THE AMENDMENT TO THE 2015 EQUITY INCENTIVE PLAN.

PROPOSAL 5

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Whitley Penn LLP, independent registered public accounting firm, has been the independent registered public accounting firm of the Company since September 2006. The Board has recommended that the stockholders ratify the reappointment of Whitley Penn LLP as the Company’s independent registered public accounting firm for the current year, Fiscal Year 2016.

A representative of Whitley Penn LLP is not expected to be present at the Meeting but will be available to respond to appropriate questions in writing.

Ratification by stockholders is not required. If Proposal 3 is not approved by the stockholders, the Board does not plan to change the appointment for Fiscal Year 2016 but will consider such vote in selecting our independent registered public accounting firm for Fiscal Year 2017.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 5.

Proposal 5 will be approved upon the affirmative vote of a majority in interest of shares of Common Stock present in person or represented by proxy at the Meeting and entitled to vote on such proposal voting together.

REPORT OF THE AUDIT COMMITTEE

In fulfilling its oversight responsibility, the Audit Committee Chairman reviewed and discussed our audited 2015 year-end financial statements with management and with Whitley Penn, LLP, our independent registered public accounting firm. The Audit Committee Chairman discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380) Communications with Audit Committees. In addition, the Audit Committee Chairman received from the independent registered public accounting firm written disclosures and the letter required by the applicable standards of the PCAOB. The Audit Committee Chairman also discussed with the independent registered public accounting firm the auditors’ independence from management and the Company, including a review of audit and non-audit fees and the matters covered by the written disclosures and letter provided by the independent registered public accounting firm.

The Audit Committee Chairman discussed with Whitley Penn, LLP the overall scope and plans for the audit. The Audit Committee Chairman met with Whitley Penn, LLP to discuss the results of its audit and reviews, its evaluations of the Company and its personnel, our internal controls, and the overall quality of our financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee reviewed and recommended to the Board that our audited 2015 year-end financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the Securities and Exchange Commission.

The foregoing Audit Committee Report shall not be deemed to be “soliciting material” or to be filed with the SEC, nor shall such information be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company specifically incorporates it by reference into such filing.

AUDIT COMMITTEE
Mark J. Alvino, Chairman
Mark J. Ahn
Stephen B. Howell

INDEPENDENT AUDITOR FEES

The following table presents fees for professional audit services rendered by Whitley Penn LLP for the audit of our annual financial statements for the years ended December 31, 2015, and December 31, 2014, and fees billed for other services rendered by such firms during the respective periods.

Types of Fees	2015	2014
Audit Fees(1)	$125,000	$121,000
Audit-Related Fees	$65,000	$71,000
Tax Fees	$0	$0
All Other Fees(2)	$0	$0

(1)	Audit fees for 2015 and 2014 were for professional services rendered for the audit of our financial statements for the fiscal year and reviews of our quarterly financial statements included in our Form 10-Q filings.
(2)	All other fees are for services related to our registration statements on Forms S-1, S-3, audit of Abeona Therapeutics LLC and other fees.

All decisions regarding the selection of an independent registered public accounting firm and approval of accounting services and fees are made by our Audit Committee in accordance with the provisions of the Sarbanes-Oxley Act of 2002 and related SEC rules.

The Audit Committee selected Whitley Penn LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016. Whitley Penn LLP has served as Abeona’s independent registered public accounting firm since September 2006.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and non-audit services provided by the independent registered public accounting firm prior to the engagement with respect to such services. The Chairman of the Audit Committee has been delegated the authority by the Audit Committee to pre-approve the engagement of the independent accountants with respect to such services when the entire committee is unable to do so. The Chairman of the Audit Committee approved 100% of the services listed under the preceding captions “Audit Fees,” “Audit-Related Fees,” “Tax Fees” and “All Other Fees.”

PROPOSAL 6

OTHER MATTERS

As of the date of this proxy statement, the Board has no knowledge of any matters to be presented for consideration at the Meeting other than those referred to above. If (i) any matters not within the knowledge of the Board as of the date of this proxy statement should properly come before the Meeting; (ii) a person not named herein is nominated at the Meeting for election as a director because a nominee named herein is unable to serve or for good cause will not serve; (iii) any proposals properly omitted from this proxy statement and the form of proxy, subject to applicable laws and our charter and by-laws, should come before the Meeting; or (iv) any matters should arise incident to the conduct of the Meeting, then the proxies will be voted by the persons named in the enclosed form of proxy, or their substitutes acting thereunder, in accordance with the recommendations of the Board, or, if no such recommendations are made, in accordance with their best judgment.

STOCKHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

The 2017 annual meeting of stockholders is expected to be held on or about May 11, 2017. The Board will make provisions for the presentation of proposals submitted by eligible stockholders who have complied with the relevant rules and regulations of the SEC as well as those contained in our charter and by-laws. These requirements are summarized above under the heading Nomination and Election of Directors. We must receive such proposals no later than December 8, 2016, to be considered for inclusion in our proxy statement relating to that meeting. Additionally, with respect to nominations and proposals not to be included in our proxy statement relating to that meeting, we must receive nominations for the election of directors not later than January 8, 2017, and March 8, 2017, for all other proposals.

STOCKHOLDERS SHARING AN ADDRESS OR HOUSEHOLD

Only one copy of our annual report and proxy statement is being delivered to multiple security holders sharing an address unless we have received instructions to the contrary from one or more of the stockholders.

We will deliver promptly upon written or oral request a separate copy of our annual report and proxy statement to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of our annual report and proxy statement, or if two stockholders sharing an address have received two copies of any of these documents and desire to only receive one, you may write Company, c/o Investor Relations, at our principal executive offices at 3333 Lee Parkway, Suite 600, Dallas, Texas 75219 or call the Company at (214) 665-9495.

COST AND METHOD OF SOLICITATION

We will pay the cost of soliciting proxies. Proxies may be solicited on behalf of the Company by directors, officers or employees of Abeona in person or by telephone, facsimile or other electronic means. As required by the SEC, we also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of our Common Stock.

FORM 10-K

Our annual report on Form 10-K for the 2015 fiscal year is available without charge to each stockholder, upon written request to the Company, c/o Investor Relations, at our principal executive offices at 3333 Lee Parkway, Suite 600, Dallas, Texas 75219 and is also available on our website at http://www.abeonatherapeutics.com under the heading “Investor Relations”.

FINANCIAL STATEMENTS

The financial statements and notes thereto for the year 2015, which are located in Item 8 of our Annual Report on Form 10-K for 2015, are incorporated into this proxy statement by reference together with Items 9 and 10 of our Annual Report on Form 10-K for the year 2015.

ANNUAL MEETING OF STOCKHOLDERS OF

ABEONA THERAPEUTICS INC.

Thursday, May 12, 2016

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL
The Notice of Meeting, proxy statement and proxy card
are available at http://abeonatherapeutics.investorroom.com

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

(Please detach along perforated line and mail in the envelope provided)

THE BOARD RECOMMENDS A VOTE “FOR”
THE ELECTION OF THE DIRECTORS LISTED IN PROPOSAL 1,
“FOR” PROPOSAL 2 “THREE YEARS”, “FOR” PROPOSAL 3 AND “FOR” PROPOSALS 4 AND 5.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. ☒

1. Election of three Class 3 Directors for 3 Year Term.
☐ FOR ALL NOMINEES	NOMINEES:	Mark J. Ahn, PhD Mark J. Alvino
Timothy J. Miller, PhD
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES
☐ FOR ALL EXCEPT (see instructions below)

(INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the space provided next to each nominee you wish to withhold, as shown here: ☒

To cumulate your vote for one or more of the above nominee(s), write the manner in which such votes shall be cumulated in the space to the right of the nominee(s) name(s). If you are cumulating your vote, do not mark the circle. If you wish to cumulate your votes, you must vote by using the proxy card rather than voting by telephone or the Internet.

2. Proposal to consider an advisory vote on the compensation of the Company’s named executive officers.	FOR ☐	AGAINST ☐	ABSTAIN ☐
3. Proposal to consider an advisory vote on the frequency of advisory votes on the compensation of the Company’s named executive officers.	1 year ☐	2 years ☐	3 years ☐	ABSTAIN ☐
4. Proposal to amend our 2015 Equity Incentive Plan to increase the number of shares of our Common Stock authorized for issuance under the Plan from 5,000,000 shares to 8,000,000 shares.	FOR ☐	AGAINST ☐	ABSTAIN ☐
5. Proposal to ratify the appointment of Whitley Penn LLP as our independent registered public accountant for the fiscal year ending December 31, 2016.	FOR ☐	AGAINST ☐	ABSTAIN ☐
6.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting.

PLEASE MARK, SIGN AND DATE BELOW AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Proxies will also be accepted by transmission of a facsimile provided that such facsimile contains sufficient information from which it can be determined that the transmission was authorized by the stockholder delivering such Proxy. Telegrams or cablegrams may be addressed to American Stock Transfer & Trust Company at the address appearing on the attached envelope or via telecopy at (718) 765-8730.

Shares Held:  Common Stock:

THIS PROXY IS SOLICITED ON BEHALF OF ABEONA THERAPEUTICS INC.’S BOARD OF DIRECTORS AND MAY BE REVOKED BY THE STOCKHOLDER PRIOR TO BEING VOTED AT THE 2016 ANNUAL MEETING OF STOCKHOLDERS BY SUBMITTING ANOTHER PROXY BEARING A LATER DATE OR BY GIVING NOTICE IN WRITING TO OUR SECRETARY NOT LATER THAN THE DAY PRIOR TO THE MEETING.

Signature of Stockholder  Date  Signature of Stockholder  Date

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ABEONA THERAPEUTICS INC.
3333 Lee Parkway, Suite 600, Dallas, Texas 75219

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder, having received the Notice of Annual Meeting of Stockholders and proxy statement dated April 7, 2016, and revoking any proxy heretofore given, hereby appoints Jeffrey B. Davis and Stephen B. Thompson, or either of them, proxies of the undersigned with full power of substitution, to cumulate votes and to vote all shares of Common Stock of Abeona Therapeutics Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held Thursday, May 12, 2016 at 10:00 a.m., local time, at the offices of Morgan, Lewis & Bockius LLP, 399 Park Avenue, 21st Floor, New York, New York 10022, (212) 705-7000, or any postponement or adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR each Director nominee listed in Proposal 1, FOR Proposal 2, “Three Years”, FOR Proposal 3, FOR Proposal 4 and FOR Proposal 5.

In their discretion, the named proxies are authorized to vote on any other matters which may properly come before the Meeting or any postponement or adjournment thereof as set forth in the proxy statement.

(continued and to be signed on the reverse side)